Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
3D Systems Corporation
Rock Hill, South Carolina
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 17, 2011, relating to the consolidated financial statements, the effectiveness of 3D Systems Corporations’ internal control over financial reporting, and schedule of 3D Systems Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO USA, LLP
Charlotte, North Carolina
March 3, 2011